EXHIBIT 99.1

Vaxart Announces $40 Million Underwritten Offering of Common Stock

SOUTH SAN FRANCISCO, CA, June 13, 2024 - Vaxart, Inc. (“Vaxart”) (Nasdaq: VXRT) today announced an underwritten offering of 50,000,000 shares of its common stock at an offering price of $0.80 per share, which is a premium to the last closing price of $0.75 per share. Gross proceeds to Vaxart from the offering are expected to be $40 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Vaxart. The offering is expected to close on or about June 17, 2024, subject to customary closing conditions.

Oppenheimer & Co. is acting as sole bookrunner for the offering.

The securities were offered by Vaxart pursuant to an effective shelf registration statement previously filed by Vaxart with the Securities and Exchange Commission (SEC). A prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC, and will be available on the SEC’s website located at http://www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting: Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus, and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the anticipated gross proceeds and anticipated closing date of the offering, including the satisfaction of customary closing conditions related to the offering. Other risks facing Vaxart are described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations: Mark Herr Vaxart, Inc. mherr@vaxart.com (203) 517-8957	Investor Relations: Andrew Blazier Finn Partners IR@Vaxart.com (646) 871-8486